EXHIBIT 23(a)



          INDEPENDENT AUDITORS' CONSENT


          We consent to the incorporation by reference in this Registration Statement of TUC Holding Company (to be known as Texas Utilities Company) on Form S-8 of our report dated March 12, 1997, on Texas Utilities Company and subsidiaries (to be known as Texas Energy Industries, Inc. ["the Company"]) which report includes an explanatory paragraph concerning the Company's change during 1995 in its method of accounting for the impairment of long lived assets and long lived assets to be disposed of to conform with Statement of Financial Accounting Standards No. 121, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.



          /s/ Deloitte & Touche LLP


          Dallas, Texas
          August 4, 1997